Exhibit 99.1

CYTOCOM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2021	December 31, 2020
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,330,216	$593,869
Accounts receivable, net	184,279	-
Other current assets	854,451	331,878
Total current assets	2,368,946	925,747
NON-CURRENT ASSETS:
Restricted cash	14,391,410	-
Operating lease right-of-use asset	884,255	101,048
Goodwill	14,343,158	-
Property and equipment, net of accumulated depreciation of $34,049 and $947, respectively	56,431	8,690
Contract asset	60,816	-
Total non-current assets	29,736,070	109,738
TOTAL ASSETS	$32,105,016	$1,035,485

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITES:
Accounts payable and accrued expenses	6,536,958	$2,687,847
Current portion operating lease liability	174,692	30,758
Preferred stock payable	12,000,000	-
Contract liability	130,829	-
Notes payable	897,737	535,737
Notes payable – related party	-	1,366,500
Advances from related party	200,000	-
Total current liabilities	19,940,216	4,620,842
LONG TERM LIABILITES
Operating lease liability, net of current portion	783,917	70,380
Long-term debt	15,000,000	-
Total Long-Term liabilities	15,783,917	70,380
TOTAL LIABILITIES	$35,724,133	$4,691,222

STOCKHOLDERS’ DEFICIT
Preferred stock Series A, $0.001 par value, 5,000,000 shares authorized: 4,364,865 and 2,375,000 issued and outstanding, respectively	4,365	2,375
Preferred stock Series A-1, $0.001 par value, 4,400,000 shares authorized; 4,395,600 and 2,125,000 shares issued and outstanding, respectively	4,396	2,125
Preferred stock Series A-3, $0.001 par value, 7,000,000 shares authorized; 552,000 and 0 shares issued and outstanding, respectively	552	-
Preferred stock Series A-4, $0.001 par value, 1,000,000 shares authorized; 400,000 and 0 shares issued and outstanding, respectively	400	-
Common stock, $0.001 par value, 200,000,000 authorized, 24,836,352 and 24,337,352 shares issued and outstanding, respectively	24,836	24,337
Additional paid in capital	35,869,446	23,946,747
Accumulated deficit	(39,523,112)	(27,631,321)
TOTAL STOCKHOLDERS’ DEFICIT	(3,619,117)	(3,655,737)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$32,105,016	$1,035,485

The accompanying notes are an integral part of these consolidated financial statements.

CYTOCOM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Six months ended June 30,
	2021	2020
OPERATING COSTS AND EXPENSES:
Research and development	$2,839,960	$126,565
Sales and marketing expense	2,795	-
General and administrative	8,674,763	497,245
TOTAL OPERATING EXPENSES	11,517,518	623,810
LOSS FROM OPERATIONS	(11,517,518)	(623,810)

OTHER (EXPENSE) INCOME:
Interest income (expense), net	(374,273)	(1,061,220)
Gain or Loss on Debt Extinguishment	-	(500,000)
TOTAL OTHER (EXPENSE) INCOME	(374,273)	1,561,220
NET LOSS BEFORE INCOME TAX	(11,891,791)	(2,185,030)
Income tax expense (benefit)	-	-
NET LOSS	$(11,891,791)	$(2,185,030)
Loss per common share – basic and diluted	(0.48)	(0.11)
Weighted average common shares outstanding – basic and diluted	24,527,333	20,429,334

The accompanying notes are an integral part of these consolidated financial statements.

CYTOCOM, INC.

CONDENSED STATEMENTS OF STOCKHOLDERS’ DEFICIENCY

(UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2021, AND 2020

	Common Stock		Preferred Stock – Series A		Preferred Stock – Series A-1		Preferred Stock – Series A-3		Preferred Stock – Series A-4		Additional Paid-In	Accumulated Deficit	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital		Deficiency
Balance December 31, 2019	20,346,999	$20,347	-	$-	-	$-	-	$-	-	$-	$11,307,253	$(15,537,460)	$(4,209,860)
Preferred stock series A issued	-	-	1,575,000	1,575	-	-	-	-	-	-	1,473,425	-	1,475,000
Preferred stock series A due	-	-	-	-	-	-	-	-	-	-	60,000	-	60,000
Common stock issued for loss on extinguishment of debt	125,000	125	-	-	-	-	-	-	-	-	499,500	-	499,625
Common stock issued for loan origination	250,000	250	-	-	-	-	-	-	-	-	999,000	-	999,250
Net loss	-	-	-	-	-	-	-	-	-	-	-	(2,185,030)	(2,185,030)
Balance June 30, 2020	20,721,999	$20,722	1,575,000	$1,575	-	$-	-	$-	-	$-	$14,339,178	$(17,722,490)	$(3,361,015)

Balance December 31, 2020	24,337,352	$24,337	2,375,000	$2,375	2,125,000	$2,125	-	$-	-	$-	$23,946,747	$(27,631,321)	$(3,655,737)
Preferred stock series A issued for conversion of debt	-	-	1,989,865	1,990	-	-	-	-	-	-	1,987,875	-	1,989,865
Preferred stock series A due	-	-	-	-	-	-	-	-	-	-	305,217	-	305,217
Preferred stock series A warrant expense	-	-	-	-	-	-	-	-	-	-	4,140	-	4,140
Equity fee for raised capital A	-	-	-	-	-	-	-	-	-	-	(6,500)	-	(6,500)
Preferred stock series A-1 issued	-	-	-	-	2,270,600	2,271	-	-	-	-	2,268,329	-	2,270,600
Preferred stock series A-1 warrant expense	-	-	-	-	-	-	-	-	-	-	117,127	-	117,127
Equity fee for raised capital A-1	-	-	-	-	-	-	-	-	-	-	(179,508)	-	(179,508)
Preferred stock series A-1 cash received prior period	-	-	-	-	-	-	-	-	-	-	(1,345,600)	-	(1,345,600)
Preferred stock series A-3 issued	-	-	-	-	-	-	552,000	552	-	-	2,759,448	-	2,760,000
Preferred stock series A-3 warrant expense	-	-	-	-	-	-	-	-	-	-	114,270	-	114,270
Equity fee for raised capital A-3	-	-	-	-	-	-	-	-	-	-	(179,400)	-	(179,400)
Preferred stock series A-4 issued	-	-	-	-	-	-	-	-	400,000	400	1,999,600	-	2,000,000
Common stock issued	499,000	499	-	-	-	-	-	-	-	-	298,501	-	299,000
Restricted stock	-	-	-	-	-	-	-	-	-	-	3,779,199	-	3,779,199
Net loss	-	-	-	-	-	-	-	-	-	-	-	(11,891,791)	(11,891,791)
Balance June 30, 2021	24,836,352	$24,836	4,364,865	$4,365	4,395,600	$4,396	552,000	$552	400,000	$400	$35,869,446	$(39,523,112)	$(3,619,117)

The accompanying notes are an integral part of these consolidated financial statements.

CYTOCOM, INC.

STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(UNAUDITED)

	For the Six Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(11,891,791)	$(2,185,030)
Reconciliation of net loss to net cash used in operating activities:
Depreciation expense	2,791	-
Noncash lease expense	711	-
Stock based compensation	3,779,199	-
Services obtained for common shares	299,000	-
Noncash equity expenses	235,538	-
Loan origination fees exchanged for common shares	-	1,000,000
Extinguishment of debt exchanged for common shares	-	500,000
Changes in operating assets and liabilities, net of effects of acquisition of business:
Other current assets	(196,542)	2,453
Accounts payable and accrued expenses	2,157,297	218,091
NET CASH USED IN OPERATING ACTIVITIES	(5,613,797)	(464,486)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(22,790)	-
Acquisition of ImQuest	537,751	-
NET CASH PROVIDED BY INVESTING ACTIVITIES	514,961	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of Preferred Series A	-	1,535,001
Proceeds from issuance of Preferred Series A-1	925,113	-
Proceeds from issuance of Preferred Series A-4	2,000,000	-
Proceeds from issuance of Preferred Series A-3	2,760,000	-
Proceeds from issuance of long-term debt	14,670,740	-
Proceeds from advance from related party	200,000	-
Payment of debt issuance costs	(329,260)	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	20,226,592	1,535,001

Net (decrease) increase in cash	15,127,757	1,070,515
Cash, cash equivalents, and restricted cash beginning of period	593,869	1,650
Cash, cash equivalents, and restricted cash end of period	$15,721,626	$1,072,165

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$279,329	-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Warrants exercised for common stock	$200	-
Right of use asset exchanged for lease liability	229,868	-
Debt principal converted to equity	1,804,500	-
Debt interest converted to equity	490,470	-
Non-cash consideration of acquisition of ImQuest through the issuance of preferred stock	15,731,046	-
Non-cash equity fees	365,408	-
Common stock issued as a modification of debt terms	-	500,000
Common stock issued for loan origination	-	1,000,000

The accompanying notes are an integral part of these consolidated financial statements.

CYTOCOM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

JUNE 30, 2021

Note 1 – Organization and Description of Business

In December 2013, Cytocom, Inc. (“Cytocom” or the “Company”) was formed as a wholly owned subsidiary of Immune Therapeutics, Inc. (“Immune”). Immune was initially incorporated on December 2, 1993 in the state of Florida as Resort Clubs International, Inc (“Resort Clubs”). With subsequent name and capital changes since formation, Immune ultimately revised its legal name to Immune Therapeutics, Inc. on October 27, 2014.

Today, Cytocom is a clinical-stage biopharmaceutical company developing novel immunotherapies targeting autoimmune, neutropenia/anemia, emerging viruses and cancers based on a proprietary platform designed to rebalance the body's immune system and restore homeostasis. The Company also has one of the largest platforms of toll-like immune receptors (TLR4, TLR5 and TLR9) in the biopharmaceutical industry, addressing conditions such as radiation sickness and cancer treatment side effects. Cytocom is developing therapies designed to elicit directly within patients a robust and durable response of antigen-specific killer T-cells and antibodies, thereby activating essential immune defenses against autoimmune, inflammatory, infectious diseases, and cancers. Specifically, Cytocom has several clinical-stage development programs for Crohn's disease, pancreatic cancer, COVID-19 in addition to expansion to fibromyalgia and multiple sclerosis.

As of June 30, 2021, Immune’s equity interest in Cytocom stood at approximately 13% of Cytocom’s issued and outstanding common stock.

Acquisition of ImQuest

On June 24, 2021, Cytocom completed the acquisition of ImQuest Life Sciences, Inc. and its subsidiaries (“ImQuest”) in accordance with the Agreement and Plan of Merger by and among Cytocom and ImQuest dated as of July 17, 2020, and gained control of ImQuest. As of June 30, 2021, the purchase consideration due under the merger had not yet been paid to ImQuest’s shareholders, and as such is reflected as a preferred stock payable liability line on the condensed consolidated balance sheet.

ImQuest is a holding company, incorporated in Nevada on January 5, 2008 and incorporated in Wyoming on March 21, 2017. ImQuest’s mission is to manage its subsidiaries which include ImQuest BioSciences, Inc. (a Contract Research Organization or “CRO”), ImQuest Pharmaceuticals, Inc. (a pharmaceutical company that developed therapeutic and prevention products) and Lubrinovation, Inc. (a consumer product company).

ImQuest Biosciences, Inc. (“Biosciences”) was incorporated on March 8, 2004 in Nevada, and is wholly owned subsidiary of ImQuest. Biosciences is a Contract Research organization that assists pharmaceutical and biotechnology companies successfully bring new pharmaceuticals and biologics to market.

Lubrinovation, Inc. (“Lubrinovation”) was incorporated on March 3, 2017 in Nevada, and it is a majority owned subsidiary of ImQuest. Lubrinovation was formed to manufacture and distribute a medical device in the consumer products healthcare area and sell a personal lubricant through its own website (FLIPLube.com) and third-party channels.

ImQuest Pharmaceutical, Inc. (“Pharmaceutical”) was incorporated on February 22, 2008 in Nevada. Pharmaceuticals was formed to develop intellectual assets in the pharmaceutical space including drugs which would target HIV and act as therapeutic products for the treatment of HIV disease as well as prevention products to inhibit the sexual transmission of HIV. It has had no business since 2019.

Going Concern

Cytocom has incurred recurring losses from operations since inception, accumulating a deficit of approximately $40 million as of June 30, 2021. For the six months ended June 30, 2021 and 2020, Cytocom incurred net losses of approximately $12 and $2 million, respectively. Cytocom may incur additional losses and negative operating cash flows in the future. Failure to generate sufficient revenues, reduce spending or raise additional capital could adversely affect its ability to achieve its intended business objectives. These matters, among others, raise substantial doubt about Cytocom’s ability to continue as a going concern for a period of one year from the issuance of condensed financial.

Management intends to fund future operations through additional private or public debt or equity offerings and may seek additional capital through arrangements with strategic partners or from other sources. Based on Cytocom’s operating plan, existing working capital as of June 30, 2021 was not sufficient to meet the cash requirements to fund planned operations for a period of one year after issuance of condensed financial without additional sources of cash. These conditions raise substantial doubt about Cytocom’s ability to continue as a going concern. The accompanying condensed consolidated financial statements have been prepared assuming that Cytocom will continue as a going concern and do not include adjustments that might result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of Cytocom’s assets and the satisfaction of liabilities in the normal course of business.

The accompanying condensed consolidated financial statements for the six months ended June 30, 2021 and 2020 have been prepared assuming Cytocom will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. During the 2021 fiscal year, management intends to raise additional debt and/or equity financing to fund future operations and to provide additional working capital. However, there is no assurance that such financing will be consummated or obtained in sufficient amounts necessary to meet Cytocom’s needs.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The unaudited condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) regarding interim financial reporting. Accordingly, certain information and footnote disclosures required by generally accepted accounting principles in the United States of America (“U.S. GAAP”) for complete financial statements have been condensed or omitted in accordance with such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the unaudited condensed consolidated financial statements have been included. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2020 included in Cleveland BioLabs, Inc’s registration statement on Form S-4 filed with the SEC on May 7, 2021 (the “Registration Statement”).

The condensed consolidated balance sheet and related disclosures as of June 30, 2021 have been derived from the Company’s audited financial statements included in the Registration Statement. The Company’s financial condition as of June 30, 2021, and operating results for the six months ended June 30, 2021 are not necessarily indicative of the financial conditions and results of operations that may be expected for the year ended December 31, 2021.

The significant accounting policies followed by the Company are set forth in Note 2 to the Company’s condensed consolidated financial statements for the year ended December 31, 2020, included in the Registration Statement. For the six months ended June 30, 2021, there were no significant changes in the Company’s estimates and significant accounting policies, with the exception of ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic: 815-40) and Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), as presented below.

Cytocom qualifies as an “emerging growth company” as defined in Section 101 of the Jumpstart our Business Startups Act (“JOBS Act”) as Cytocom did not have more than $1,070,000,000 in annual gross revenue for the year ended December 31, 2020 and 2019. Cytocom is electing to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act.

Use of Estimates

The preparation of condensed consolidated financial in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and disclosure in the accompanying notes. Actual results may differ from those estimates and such differences may be material to the financial statements. The more significant estimates and assumptions by management include among others: accounts receivable realization, the valuation allowance on deferred tax assets, the valuation of Cytocom’s common stock, operating expense accruals, and revenue recognition.

On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared the coronavirus outbreak a pandemic. In mid-March 2020, U.S. State Governors, local officials and leaders outside of the U.S. began ordering various “shelter-in-place” orders which have had various impacts on the U.S. and global economies. This has required greater use of estimates and assumptions in the preparation of the unaudited condensed consolidated financial statements.

As the coronavirus pandemic continues to evolve, the Company believes the extent of the impact to its businesses, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the coronavirus pandemic, the pandemic’s impact on the U.S. and global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic. Those primary drivers are beyond the Company’s knowledge and control, and as a result, at this time the Company is unable to predict the cumulative impact, both in terms of severity and duration, that the coronavirus pandemic will have on its business, operating results, cash flows and financial condition, but it could be material if the current circumstances continue to exist for a prolonged period of time. Although the Company has made its best estimates based upon current information, actual results could materially differ from the estimates and assumptions developed by management. If so, the Company may be subject to impairment charges as well as changes to recorded reserves and valuations.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities at the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents include bank demand deposits, marketable securities with maturities of three months or less at purchase, and money market funds that invest primarily in certificates of deposits, commercial paper and U.S. government and U.S. government agency obligations. Cash equivalents are reported at fair value. As of June 30, 2021 and December 31, 2020 there were no cash equivalents.

Restricted Cash

The Company considers all cash held for specific reasons and not available for immediate, normal business use as restricted cash. As of June 30, 2021 and December 31, 2020 the Company had $14,391,410 and $0, respectively, classified as restricted cash. The Company took on $15,000,000 of long-term debt via the Avenue Capital loan. The loan extends through May 1, 2024 and carries a 10.99% interest rate. The Company has no principal payments due for the first 12 periods, with the first payment due in June, 2022. As the restricted cash is held for the purpose of repayment of this long-term debt with no repayments due in the next 12 months, the cash is classified as a non-current asset.

Accounts Receivable

Accounts receivable are recorded net of an allowance for credit losses, which is recorded as an offset to accounts receivable and changes in such are classified as general and administrative expense in the consolidated statements of operations. The Company assesses collectability by reviewing accounts receivable on an individual basis when the Company identifies specific customers with known disputes or collectability issues. The company assesses past due amounts, by reviewing the payment terms of the contracts with the Company’s customers. In determining the amount of the allowance for credit losses, the Company makes judgments about the creditworthiness of customers based on ongoing credit evaluations. The Company writes off uncollectable accounts receivable against the allowance based on facts and circumstances for specific customers when management determines that collectability is remote. There is no allowance for doubtful account as of June 30, 2021 and December 31, 2020. During the six months ended June 30, 2021 and 2020, the company did not write off any accounts receivable.

Revenue Recognition

Upon the integration of the newly acquired ImQuest, the Company intends to follow the five steps to recognize revenue from contracts with customers under ASC 606, Revenue from Contracts with Customers (“ASC 606”), which are:

•	Step 1: Identify the contract(s) with a customer

•	Step 2: Identify the performance obligations in the contract

•	Step 3: Determine the transaction price

•	Step 4: Allocate the transaction price to the performance obligations in the contract

•	Step 5: Recognize revenue when (or as) a performance obligation is satisfied

The Company generates revenue from its Clinical Research Organization services (“CRO services”). At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

CRO Services

The Company provides preclinical CRO services to evaluate the potential of new and novel pharmaceutical products for the treatment and prevention of viruses, bacteria, cancer and inflammatory diseases. These preclinical research services include compound screening, efficacy analysis, drug target validations, mechanism of action research, and toxicity studies in multiple pharmaceutical areas.

The Company has concluded that its CRO services is a distinct and single performance obligation as the customer benefits from the services once they have the opportunity to question the findings and receive the final report which summarizes the research results. Management determined each promised good and service in the contract related to its CRO services should be bundled into a single performance obligation because even though the contract explicitly states individual promises such as consultation services combined with a range of tests that are carried out in order to conduct the preclinical research, the culmination of the individual promises is the CRO services which is a single performance obligation.

The amount the Company earns for its CRO services is typically a fixed fee per project. Revenue from the project is recognized at the point in time when the final report is delivered to the customer and thus the performance obligation is satisfied. At the time the final report is delivered: (a) the Company has the right to payment for the report, (b) the customer has legal title to the report, (c) physical transfer of the report has occurred and the customer has taken possession of the report, (d) the customer now has benefit and the risk of ownership of the report, and (e) the customer has accepted the report. Revenue collected in advance of delivery of the final report is classified as a contract liability on the consolidated balance sheet.

Basic and Diluted Earnings per Share of Common Stock

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to all classes of common stockholders of Cytocom by the weighted average number of shares of all classes of common stock outstanding during the applicable period. Diluted earnings (loss) per share is determined in the same manner as basic earnings (loss) per share, except that the number of shares is increased to include restricted stock still subject to risk of forfeiture and to assume exercise of potentially dilutive stock options using the treasury stock method, unless the effect of such increase would be anti-dilutive. Since Cytocom is in a net loss position for the periods ended June 30, 2021 and 2020 the diluted EPS is excluded as the diluted EPS would be greater than the basic EPS.

Goodwill

We test goodwill for impairment in our fourth quarter each year, or more frequently if indicators of an impairment exist, to determine whether it is more likely than not that the fair value of the reporting unit with goodwill is less than its carrying value. For reporting units for which this assessment concludes that it is more likely than not that the fair value is more than its carrying value, goodwill is considered not impaired and we are not required to perform the goodwill impairment test. Qualitative factors considered in this assessment include industry and market considerations, overall financial performance, and other relevant events and factors affecting the fair value of the reporting unit. For reporting units for which this assessment concludes that it is more likely than not that the fair value is below the carrying value, goodwill is tested for impairment by determining the fair value of each reporting unit and comparing it to the carrying value of the net assets assigned to the reporting unit. If the fair value of the reporting unit exceeds its carrying value, goodwill is considered not impaired. If the carrying value of the reporting unit exceeds its fair value, we would record an impairment loss up to the difference between the carrying value and implied fair value.

Recent Accounting Standards

See the recent accounting pronouncements issued not yet adopted as set forth in Note 2 to Cytocom’s financial statements for the year ended December 31, 2020, included in the Registration Statement. There were no new recent accounting pronouncements issued during the six months ended June 30, 2021 that were applicable to Cytocom.

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic: 815-40) and Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

Note 3 – Notes Payable, Related Party Notes Payable, and Advances from Related Party

Notes payable consist of the following:

	June 30, 2021	December 31, 2020
Short-term note payable	$97,737	535,737
Decathlon note	800,000	-
	$897,737	$535,737

As of June 30, 2021 and December 31, 2020, Cytocom had accrued $1,712,989 and $147,040, respectively, in unpaid interest and default penalties on notes payable.

On November 4, 2016 the Company entered into a Revenue loan agreement, in the amount of $800,000. This is referred to as the “Decathlon note” in the table above. The loan does not state an interest rate from which to accrue interest, rather there are monthly payments due based on a percentage of revenue so that the total series of payments will achieve the lender a target IRR of 32% over the repayment period. The loan is to be repaid the earlier of (i) the last day of a 46th month following the effective date if the Company does not elect to reduce the applicable revenue percentage, or the 59th month following the effective date if the Company elect to reduce the applicable revenue percentage, (ii) immediately prior to a change of control, or (iii) acceleration of the obligations. The Company accrues interest on this note by forecasting the future payments until maturity and applies the necessary effective interest rate to achieve the target IRR. There is no financial and non-financial covenants for this loan. The effective interest as of June 30, 2021 is 28%. As of June 30, 2021 and December 31, 2020, the balance of accrued interest on this note was $1,606,399 and $1,303,529, respectively.

Notes payable – related party consist of the following:

	June 30, 2021	December 31, 2020
Short-term notes payable – related party, various	$-	$1,366,500
	$-	$1,366,500

As of June 30, 2021 and December 31, 2020, Cytocom had accrued $0 and $ 350,322, respectively, in unpaid interest and default penalties on related party notes payable.

Advances from related party consist of the following:

	June 30, 2021	December 31, 2020
Advance from Noreen Griffin	$200,000	$-
	$200,000	$-

Refer to Note 9 for further information regarding the advance received from Noreen Griffin.

Note 4 – Leases

The Company’s leases do not provide an implicit rate that can be readily determined. Therefore, the Company uses discount rates based on the incremental borrowing rate of its current external debt of 3%, 10%, and 17%, depending on the entity and timing of the lease implementation.

The Company’s weighted-average remaining lease term relating to its operating leases is 5.22 years, with a weighted-average discount rate of the 13.14%.

The Company incurred lease expense for its operating leases of $110,444 and $86,565, which was included in general and administrative expenses in the consolidated statements of operation for the periods ended June 2021 and 2020, respectively. During the six months ended June 31, 2021 and 2020, the Company made cash lease payments in the amount of $99,781 and $68,522, respectively.

The following table presents information about the future maturity of the lease liability under the Company’s operating leases as of June 30, 2021.

Maturity of Lease Liability	Total
2021	$145,923
2022	299,888
2023	260,600
2024	165,375
2025	173,644
Thereafter	405,930
Total undiscounted lease payments	1,451,360
Less: Imputed interest	492,751
Present value of lease liabilities	$958,609
Remaining lease term (years)	5.22

Note 5 – Equipment

Equipment, net as of June 30, 2021 and December 31, 2020 consists of the following:

	June 30, 2021	December 31, 2020
Computer equipment	$47,916	$9,637
Furniture and Fixtures	8,172	-
Laboratory Equipment	34,392	-
Accumulated depreciation	(34,049)	(947)
Net carrying value	$56,431	$8,690

During the six months ended June 30, 2021 and 2020, the Company recorded total depreciation expense of $2,791 and $0, respectively.

Note 6 – Stockholders’ Equity

Preferred Stock

The Board of Directors may designate the authorized but unissued shares of the Preferred Stock with such rights and privileges as the Board of Directors may determine. As such, its Board of Directors may issue up to 25,000,000 preferred shares and designate the conversion, voting and other rights and preferences without notice to its shareholders and without shareholder approval.

On July 10, 2020, Cytocom’s Board of Directors designated a new series of Series A preferred stock par value $0.001, and authorized Cytocom to issue up to 5,000,000 shares of that series. As of June 30, 2021, Cytocom had 4,364,865 shares of Series A preferred shares issued and outstanding.

On August 1, 2020, Cytocom’s Board of Directors designated a new series of Series A-1 preferred stock par value $0.001, and between that date and February 2, 2021 authorized Cytocom to issue up to 4,400,000 shares of that series. As of June 30, 2021, Cytocom has 4,395,600 shares of Series A-1 issued and outstanding.

On January 9, 2021, Cytocom’s Board of Directors designated a new series of Series A-3 preferred stock par value $0.001 and authorized the issuance of up to 7,000,000 shares of Series A-3 at a price of $1.00 per share. The designation was amended on March 3, 2021, increasing the price to $5.00 per share. As of June 30, 2021, Cytocom has 552,000 shares of Series A-3 issued and outstanding.

On March 3, 2021, Cytocom’s Board of Directors designated a new series of Series A-4 preferred stock par value $0.001 and authorized the issuance of up to 1,000,000 shares of Series A-4 at a price of $5.00 per share. As of June 30, 2021, Cytocom has 400,000 shares of Series A-4 issued and outstanding.

Common Stock

Each holder of common stock is entitled to vote on all matters and is entitled to one vote for each share held. No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock or any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

On August 3, 2020 Cytocom’s Board of Directors approved a 1 for 4 reverse stock split of the Company’s outstanding common stock, subject to receipt of the requisite shareholder vote to approve the action. On August 5, 2020, by written consent without a meeting, the shareholders provided the requisite approval to the reverse split. On August 14, 2020 the Company filed a Certificate of Amendment to effect the reverse split. In the Certificate of Amendment, the Company also reduced the authorized number of shares of common stock to be issued from 400 million to 200 million. As of December 31, 2020 and 2019, Cytocom was authorized to issue 200,000,000 common shares at a par value of $0.001 per share.

As of June 30, 2021 and 2020, Cytocom had 24,836,352 and 20,721,999 shares of common stock outstanding, respectively, calculated to reflect the 1 for 4 reverse split effective August 2020.

During the six months ended June 30, 2021, Cytocom issued 200,000 shares as part of a cashless exercise of 200,000 warrants and 299,000 shares for compensation services. During the six months ended June 30, 2020, the Company issued 125,000 shares for debt settlement and 250,000 shares for loan origination.

Stock Warrants

For the six months ended June 30, 2021, and June 30, 2020, the warrant valuation expense was $235,538 and $0 respectively.

The following is a summary of outstanding stock warrants at June 30, 2021 (presented on the basis of the 1 for 4 reverse split of common stock in August 2020):

	Number of Shares	Exercise Price ($)	Weighted Average Price ($)
Warrants as of December 31, 2020	250,000	$1.00	$1.00
Issued in 2021- exercisable after and contingent on CBLI merger close	952,000	$5.00 or $7.00	$5.21
Issued in 2021	174,050	$1.00 or $5.00	$1.63
Canceled in 2021	-	-	-
Exercised in 2021	200,000	-	-
Warrants as of June 30, 2021	1,176,050		$4.51

The Company issued 952,000 warrants with a weighted average exercise price of $5.21 in 2021. 552,000 warrants are convertible into preferred series A-3 shares and 400,000 warrants are convertible into preferred series A-4 shares. All 952,000 warrants are exercisable upon the close of the merger with Cleveland BioLabs, which closed on July 27, 2021.

Note 7 – Stock Compensation

During the six months ended June 30, 2021 and 2020, the Company issued 299,000 and 0 common stock shares for services in the form of stock based compensation.

During the six months ended June 30, 2021 and 2020, the Company issued 468,085 restricted stock units, all of which will vest on August 16, 2023, provided that the employee remains in continuous service through the applicable vesting date.

Any accounting activity in the three months ended June 30, 2021 regarding stock based compensation or restricted stock units related to true up entries to accurately reflect cost of previously issued shares.

Note 8 – Income Taxes - Results of Operations

No income tax expense was recorded for the six months ended June 30, 2021 and 2020 as Cytocom does not expect to have taxable income for 2021 and did not have taxable income in 2020. A full valuation allowance has been recorded against Cytocom’s net deferred tax asset.

At June 30, 2021, Cytocom had U.S. federal and state net operating loss carryforwards of approximately $27.4 million, of which $1.1 million will expire if not utilized by 2037, and $26.3 million which has no expiration.

Note 9 – Related Parties

Immune Therapeutics, Inc.

At June 30, 2021, Immune owned 3,296,585 shares of Cytocom common stock, representing approximately 13% of common stock issued and outstanding.

Noreen Griffin

Noreen Griffin served as Chief Executive Officer of Cytocom from the date of its incorporation until June 30, 2020, and as President of Cytocom from April 1, 2020 until September 30, 2020. As of June 30, 2021 Ms. Griffin also owned directly 1.0% of Cytocom’s common stock (1.2% as of June 30, 2020).

In April, 2021 the Company received an advance from Ms. Griffin in the amount of $200,000, which is outstanding as of June 30, 2021 and is classified as “advances from related party” on the Company’s consolidated balance sheet.

Forte BioTechnology Int’l Corp

Forte BioTechnology Int’l Corp (“Forte”) was incorporated on April 22, 2020. In April 2020, Immune and Forte announced their entry into a licensing agreement whereby Immune sub-licensed to Forte exclusive worldwide rights to research, develop and commercialize Lodonal™ (IRT-103 and IRT-101) for the treatment of immune dysfunction, inflammatory diseases and cancer in companion animals.

Global Reverb Corporation

Noreen Griffin is the Chief Executive Officer of Global Reverb Corporation (“Global Reverb”). In 2019, Cytocom issued notes payable aggregating $231,000 to Global Reverb (no notes were issued in 2021 or 2020). As of June 30, 2021 and December 31, 2020 the notes payable outstanding balance was $0 and $231,000.

As of June 30, 2021, Global Reverb owned 250 shares of Cytocom common stock, or 0.001% of outstanding common shares (1.2% at June 30, 2020).

Note 10 – Commitments and Contingencies

Cytocom has entered into various agreements with third parties and certain related parties in connection with the research and development activities of its existing product candidates as well as discovery efforts on potential new product candidates. These agreements include fixed obligations to sponsor research and development activities, make minimum royalty payments for licensed patents and pay additional amounts that may be required upon the achievement of scientific, regulatory and commercial milestones, including milestones such as the submission of an IND to the FDA and the first commercial sale of Cytocom’s products in various countries. As of June 30, 2021, Cytocom is uncertain as to whether any of these contingent events will become realized. Certain unpaid minimum royalty payments were recorded as Accounts Payable as of June 30, 2021 and 2020.

From time-to-time, Cytocom may have certain contingent liabilities that arise in the ordinary course of business. Cytocom accrues for liabilities when it is probable that future expenditures will be made, and such expenditures can be reasonably estimated. For all periods presented, other than as set forth below, Cytocom was not a party to any pending material litigation or other material legal proceedings.

ImQuest Life Sciences Acquisition

On July 20, 2020, Cytocom announced the acquisition of ImQuest Life Sciences, Inc., a research and development company focused specifically on cancer, inflammation and infectious disease treatments, including its subsidiaries in an all-stock transaction (“ImQuest”). The close of the acquisition occurred on June 24, 2021 when Cytocom officially gained control of ImQuest and its subsidiaries. As the initial consideration for the merger, on July 9, 2021 Cytocom issued 2,999,999.95 shares of Series A-2 preferred stock. As of June 30, 2021 the Company recorded a liability to reflect the $12,000,000 value of the Series A-2 preferred stock owing on that date . Final settlement of the consideration will be determined 30 business days following the close of the Company’s merger with Cleveland BioLabs, when the number of common shares of Cytocom post merger as a public company can be calculated using the weighted average of the public company stock price for that period. Cytocom expects to merge ImQuest Pharmaceuticals, the drug development arm of ImQuest Life Sciences, into Cytocom’s existing drug development operations. ImQuest BioSciences, a contract research organization (CRO), is expected to continue to operate as a separate, wholly-owned, revenue-generating subsidiary of Cytocom.

Merger with Cleveland BioLabs, Inc.

On October 16, 2020, Cytocom and Cleveland BioLabs, Inc. (“Cleveland BioLabs”), a biopharmaceutical company developing novel approaches to activate the immune system, entered into a definitive merger agreement to combine their businesses in an all-stock transaction. Cytocom shareholders will have a majority position in the newly combined entity, which the parties anticipate will continue to be listed on the NASDAQ, and the initial Board of Directors for the combined company will consist of four members selected by Cytocom and three members selected by Cleveland BioLabs. The Boards of Directors of both companies have approved the combination. The proposed transaction is subject to customary closing conditions, including approval by the stockholders of Cleveland BioLabs, the shares of the combined company being approved for listing on NASDAQ, and a registration statement under the Securities Act becoming effective. After close, merged companies will operate as “Cytocom Inc.” The merger closed on July 27, 2021.

Distribution Agreements

At June 30, 2021 and 2020, Cytocom was not a party to any distribution agreements for the products it owns or licenses.

Contract Manufacturing Agreements

At June 30, 2021 and 2020, Cytocom was not a party to any contract manufacturing agreements for the products it owns or licenses.

Legal Proceedings

The Ira Gaines Revocable Trust dated November 24, 2004 (“Gaines Trust”) made a loan to Cytocom, Inc. and Immune Therapeutics Inc. in the amount of $100,000 on May 15, 2015 (“May 2015 Loan”). Ira Gaines made additional loans to Immune in the amounts of $100,000 (“July 2014 Loan”) and $50,000 (“January 2017 Loan”). Noreen Griffin, the then President of Cytocom and then CEO of Immune and Cytocom, personally guaranteed the January 2017 loan. As of October 1, 2019, all of the loans were in default. Ira Gaines and the Gaines Trust filed suit against Immune, Cytocom, and Noreen Griffin in the Maricopa County Superior Court in 2019 (CV2019-055740) to recover amounts due under the loans.

According to a settlement agreement dated October 1, 2019, the parties to the lawsuit agreed:

1.

The July 2014 and the January 2017 Loans were cancelled and replaced by a new loan to Immune in the principal amount of $150,000. Immune was required to pay past-due interest on those loans in the amount of $67,000 before January 15, 2020.

2.

The May 2015 Note was cancelled and replaced by a new loan to Cytocom in the amount of $300,000. Cytocom was required to pay Ira Gaines and the Gaines Trust a restructuring fee of $25,000 by January 15, 2020.

3.	Griffin’s guarantee of the January 2017 Note was cancelled and replaced by a new Immune $150,000 loan.

4.

Cytocom also agreed to issue 125,000 shares of its common stock (calculated on the basis of the 1 for 4 reverse split in August 2020) to Ira Gaines as part of a settlement between Ira Gaines and Ron Brouillette in a separate lawsuit.

Upon execution of new promissory notes and the guarantee for the loans in 3. above, Ira Gaines and the Gaines Trust (collectively, “Gaines”) agreed on October 1, 2019 to dismiss lawsuits against the defendants for non-payment of the loans. Gaines also agreed that upon issuance by Cytocom of the 500,000 shares of its common stock, Gaines would fully release Immune, Cytocom and Griffin from any claims asserted in a separate litigation between Gaines and shareholder Brouillette. It was also agreed that each party to the lawsuits would bear its own costs and fees.

Cytocom issued the 125,000 shares of its common stock on March 4, 2020. Due to the fact that Cytocom did not have sufficient funds by January 25, 2020, it was unable to meet its payment obligations to Ira Gaines and the Gaines Trust due on that date.

Subsequently, on June 7, 2020 Gaines, the Gaines Trust, Cytocom and Griffin entered into a new settlement agreement (“June 2020 Settlement”). The parties agreed that in consideration for the dismissal with prejudice of the lawsuit against Cytocom and Griffin and the release of all claims against Cytocom and Griffin asserted in the lawsuit and/or arising from the $300,000 Note, Cytocom would make payments to the Gaines Trust in the amount of $300,000 as follows: (a) a payment of $50,000 immediately upon the execution of June 2020 Settlement, (b) a payment of $100,000 upon the signing of a definitive merger agreement between Cytocom and Cleveland Bio Labs, which was then expected to occur by the end of June 2020, and (c) a payment of $150,000 upon the closing of the merger between Cytocom and Cleveland, which was then expected to occur in July or August 2020. As additional consideration, Cytocom agreed to issue, or cause to be issued, to Gaines 100,000 shares in the combined company to be valued at $1.00 per share upon the signing of the definitive merger agreement, which shares Mr. Gaines could sell at his sole discretion in accordance with any applicable securities laws.

The $50,000 payment was made on June 9, 2020. Cytocom made a payment of $110,000 to Gaines on December 4, 2020 in accordance with (b) above, the payment having been increased by $10,000 due to the fact that the signing of the definitive merger agreement occurred on October 16, 2020 and Cytocom had been late in making the payment.

The final conditions for release of the lawsuit (a payment of $150,000 upon the closing of the merger between Cytocom and Cleveland; and issuance to Gaines 100,000 shares in the combined company) had not been fulfilled as of June 30, 2021 because the Merger between Cytocom and Cleveland BioLabs had not then occurred. Following the merger closure on July 27, 2021, on August 6, 2021 a payment of $150,000 was made to Gaines. The stock issuance to Gaines in the combined company is expected to take place before the end of the third quarter of 2021.

Note 11 – Business Combination

On June 24, 2021, Cytocom closed its acquisition and gained control of ImQuest Life Sciences and its subsidiaries (“ImQuest”). Cytocom acquired a 100% interest in ImQuest, which will therefore be a wholly owned subsidiary. As of June 30, 2021, consideration had not yet been paid to ImQuest for the purchase, and as such is reflected as a liability under the preferred stock payable line item on the condensed consolidated balance sheet.

At close, as consideration for the acquisition Cytocom was required to issue up to a maximum of 3 million shares of Series A preferred stock, in accordance with the Agreement and Plan of Merger dated July 17, 2020. The value of the stock to be issued was not to exceed $12,000,000. As such the Company recorded its best estimate of a liability as of June 30, 2021 to reflect the maximum payable of $12,000,000.

The purchase price allocation accounting for the acquisition is preliminary, as the Company is still undergoing fair value studies and the final valuation of the consideration to be paid will not be determined until 30 business days following close of the Cleveland BioLabs merger. Any purchase price accounting may be adjusted in future accounting periods once consideration is paid and actual amounts are known. Having recorded a $12,000,000 payable for preferred stock due, the Company recorded Goodwill in the amount of roughly $14.3 million resulting from the excess of the purchase price plus the net liabilities assumed. As of June 30, 2021 management does not note any indicators of potential impairment as of June 30, 2021 as there were no material changes in the acquired business in the one-day through the end of the second quarter and there was no deterioration in the business and no key employees left or plan to leave. The Company plans to quantitatively test the Goodwill for impairment prior to its fiscal year end at December 31, 2021.

Note 12 – Subsequent Events

Cytocom evaluated all events or transactions that occurred after June 30, 2021 through the date the financial statements were available to be issued, September 28th, 2021.

Closing of the Merger with Cytocom Inc.

On July 27, 2021, the Cleveland BioLabs, Inc.(“CBLI”), High Street Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of CBLI (“Merger Sub”) and the Company completed a merger transaction pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 16, 2020, pursuant to which Merger Sub merged with and into the Company, with the Company continuing as a wholly owned subsidiary of CBLI and the surviving corporation of the merger (the "Merger"). In connection with the closing of the Merger, the Company was renamed “Cytocom Subsidiary Inc.” and CBLI was renamed to “Cytocom, Inc.” (“NewCo”).

Merger Consideration. Upon completion of the Merger, each outstanding share of Company common stock, each outstanding share of Company preferred stock that was not, by its terms, converted into shares of Company common stock immediately prior to the effective time of the Merger (the "Effective Time"), and each vested restricted stock unit of Company (excluding, in each case, dissenting shares and shares held in treasury) automatically converted into the right to receive a number of shares of NewCo common stock determined by the application of an exchange ratio formula set forth in the Merger Agreement.

Exchange Ratio. The exchange ratio was calculated based on the total number of outstanding shares of CBLI common stock and Company common stock, each on a fully diluted basis, and the respective valuations of CBLI and the Company, as of immediately prior to the Effective Time. As of the effective date of the Merger Agreement, the valuation of CBLI was assumed to be $39 million and the valuation of the Company was assumed to be $61 million. For purposes of calculating the exchange ratio, the respective valuations of the Company and CBLI at the Effective Time were increased or decreased, as applicable, based on the amount of each company’s net cash at closing, inclusive of certain short- and long-term liabilities. From these imputed valuation amounts, the number of shares to be issued as merger consideration to Company security holders will be equal to a percentage of the fully diluted common stock of the combined company determined by dividing the adjusted Company valuation by the adjusted combined company valuation.

Accordingly, based on the foregoing exchange ratio, the parties determined that 18,492,452 shares of NewCo common stock will be issued in the Merger, resulting in the former Company securityholders owning, or holding rights to acquire, approximately 54% of the common stock of the combined company, on a fully diluted basis, and legacy, pre-Merger CBLI securityholders owning, or holding rights to acquire, approximately 46% of the common stock of the combined company, on a fully diluted basis, in each case as of immediately following the Effective Time. In addition, at the Effective Time, each unvested Company restricted stock unit was converted into a number of restricted stock units of NewCo, as determined in accordance with the exchange ratio formula described above. The terms (including, without limitation, the vesting terms) of each such substitute restricted stock unit are substantially equivalent to those of the Company restricted stock unit being replaced.

On September 1, 2021, the newly merged company changed its name to Statera BioPharma, Inc.

Financing Arrangements

As a result of the Merger, the following changes were made to material definitive agreements that had been entered into by the Company as of June 30, 2021:

●

Loan and Security Agreement, dated as of April 26, 2021, between Avenue Venture Opportunities Fund, L.P. ("Avenue") and the Company, as supplemented by the Supplement to the Loan and Security Agreement, dated as of April 26, 2021, between Avenue and the Company, under which NewCo will (i) issue the warrant described in the next paragraph to Avenue and (ii) be obligated to issue shares of common stock upon conversion of up to $3 million of principal outstanding under the Avenue facility;

●	Warrant to Purchase Shares of Common Stock of NewCo, issued at the Effective Time, by NewCo to Avenue, exercisable for up to 154,004 shares of NewCo common stock;
●

Share Purchase Agreement, dated as of May 21, 2021, by and among GEM Global Yield LLC SCS, GEM Yield Bahamas Limited (such entities Cleveland BioLabs and NewCo, as successor to the Company, under which NewCo may sell, from time to time, up to $75 million shares of its common stock at a price per share equal to 90% of the recent trading price of NewCo’s common stock;

●

Warrant to Purchase Shares of Cytocom Inc., dated as of May 21, 2021, issued by Company and assumed by NewCo, exercisable for up to 1,720,083 shares, or 4.99% of the outstanding shares of common stock as of immediately after the Effective Time;

●	The Registration Rights Agreement, dated as of May 21, 2021, between the Company, GEM Global Yield LLC SCS and GEM Yield Bahamas Limited;
●	Warrants, issued immediately after the Effective Time, by NewCo to the purchasers of the Company’s Series A-3 Preferred Stock and Series A-4 Preferred; and
●	Stock, each of which were converted immediately prior to the Effective Time, exercisable for up to an aggregate 952,000 shares of NewCo common stock.

Stock Issuances

Between July 1, 2021 and September 28th, 2021, Cytocom issued shares of its stock as follows:

Date of issuance or receipt of cash	Number of Shares Issued	Class of Shares	Reason for Issuance
July 9, 2021	3,000,000	Series A-2 preferred stock	Issued to shareholders of ImQuest Life Sciences in accordance with the Agreement and Plan of Merger by and among Cytocom, Inc., and ImQuest Life Sciences, Inc. dated as of July 17, 2020.
July 29, 2021	4,649,973	Common stock	Issued to employees in exchange for restricted stock units that had vested on July 1, 2021.
July 9, 2021	305,217	Series A preferred stock	Issued to shareholders in accordance with share purchase agreements.